EXHIBIT 99.1

January 30, 2013
For Immediate Release

Urologix Names Greg Fluet as New CEO

MINNEAPOLIS — January 30, 2013 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, announced today that its Board of Directors has appointed Greg Fluet as the company’s Chief Executive Officer, effective immediately. He has also been elected to the Company’s Board of Directors. Mr. Fluet joined Urologix as Executive Vice President and Chief Operating Officer in July 2008 and served most recently as the Company’s interim CEO since November 2012.

“The board has complete confidence that Greg is the right person to lead Urologix,” said Mitchell Dann, Chairman of the Board. “Greg has consistently demonstrated his strong leadership ability, extensive understanding of the healthcare industry, and sound judgment throughout his four years at Urologix. His transition to interim CEO was seamless and he is already making significant advancements within the Company.”

As Chief Operating Officer, Mr. Fluet was responsible for all of the Company’s operations, global distribution and business development. He was instrumental in the structuring of the 2011 Medtronic agreement for the distribution rights to the Prostiva® RF Therapy product line. This agreement has allowed Urologix to gain market leadership within Benign Prostatic Hyperplasia (BPH) in-office treatments and opened up significant market development opportunities. Prior to joining Urologix, Mr. Fluet was an Associate at Sapient Capital Management, LLC, a venture capital firm focused on early stage healthcare investing. The fund is focused primarily on minimally invasive therapeutic medical devices. Mr. Fluet graduated from Stanford University with a Bachelor of Science degree in mechanical engineering.

“BPH is one of the most common diseases faced by men over the age of 50 and these patients deserve to have safe, effective, durable treatment options that don’t require chronic medication or invasive procedures,” Mr. Fluet said. “I am excited and privileged to have the opportunity to lead Urologix at this significant junction in our business as we continue our mission to improve patient’s lives and realize the full-potential of our in-office procedures.“

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms.  Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

If you’d like more information on this topic or would like to interview Mr. Fluet, please contact Karen Jackson at 513-484-2987 or kjackson@urologix.com or to learn more about Urologix and its products and services, visit its website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Urologix Media Contact

Karen Jackson

(513)484-2987

Kjackson@urologix.com

Urologix Investor Relations Contact

Brian Smrdel

(763) 475-7696

Bsmrdel@urologix.com